Exhibit 10.5(ab)(2)

Schedules and Exhibits to Credit Agreement dated as of June 6, 2002, as amended and restated August 2, 2006, as further amended and restated as of December 16, 2009.

Schedule 2.01

REVOLVING COMMITMENTS

Class A Revolving Commitments

LENDER	COMMITMENT	FOREIGN CURRENCY COMMITMENT SUB-LIMIT
JPMorgan Chase Bank, N.A.	$20,000,000.00	$2,857,142.86
Comerica Bank	$17,500,000.00	$2,500,000.00
General Electric Capital Corporation	$5,000,000.00	$714,285.71
Bank of America, N.A.	$10,000,000.00	$1,428,571.43
Credit Suisse AG, Cayman Islands Branch	$12,500,000.00	$1,785,714.29
Merrill Lynch Capital Corporation	$5,000,000.00	$714,285.71
TOTAL	$70,000,000.00	$10,000,000.00

Class B Revolving Commitments

LENDER	COMMITMENT	FOREIGN CURRENCY COMMITMENT SUB-LIMIT
Natixis	$3,000,000.00	$0.00
The Foothill Group, Inc.	$5,000,000.00	$0.00
TOTAL	$8,000,000.00	$0.00

Exhibit L

DESCRIPTION OF INTERCREDITOR AGREEMENT

Capitalized terms used and not defined herein shall have the meanings ascribed to such terms in the Credit Agreement to which this Exhibit is attached.

In connection with the issuance by Holdings or the Parent Borrower (the “Issuer”) of Permitted Subordinated Notes Refinancing Indebtedness which will be secured by the Collateral on a second lien basis to the Obligations (such Collateral referred to herein as the “Shared Collateral”), JPMCB, as Administrative Agent and Collateral Agent, and the holders of the Permitted Subordinated Notes Refinancing Indebtedness or a trustee or agent acting on behalf of such holders (the “Second Lien Holder”) will enter into an Intercreditor Agreement on terms consistent with the following:

(a)           At any time prior to the payment in full of the Obligations, the Collateral Agent will determine the time and method by which the security interests in the Shared Collateral will be enforced.  The Second Lien Holder will not be permitted to enforce its security interest even if an event of default has occurred and the Permitted Subordinated Notes Refinancing Indebtedness has been accelerated except (i) in any insolvency or liquidation proceeding, as necessary to file a proof of claim or statement of interest with respect to such Permitted Subordinated Notes Refinancing Indebtedness or (ii) as necessary to take any action in order to create, prove, perfect, preserve or protect (but not enforce) its rights in, and the perfection and priority of its Lien on, the Shared Collateral securing the Permitted Subordinated Notes Refinancing Indebtedness.

(b)           Prior to the payment in full of the Obligations, (i) the Secured Parties and the Collateral Agent shall have the exclusive right to make determinations regarding the release of Shared Collateral without the consent of the holders of the Permitted Subordinated Notes Refinancing Indebtedness or the Second Lien Holder (collectively, the “Second Lien Secured Parties”), (ii) the Intercreditor Agreement may be amended, without the consent of the Second Lien Secured Parties, to add additional secured creditors holding any additional second lien Indebtedness permitted by the Credit Agreement and the agreement governing the Permitted Subordinated Notes Refinancing Indebtedness (the “Second Lien Agreement”) and (iii) the Collateral Agent (with the requisite consent of the Lenders) may change, waive, modify or vary the Security Documents without the consent of the Second Lien Secured Parties; provided that any such change, waiver or modification does not materially adversely affect the rights of the Second Lien Secured Parties and not the other secured creditors in a like or similar manner.  Any provider of additional extensions of credit shall be entitled to rely on the determination of officers of the Issuer that such modifications do not expressly violate the provisions of the Credit Agreement or the Second Lien Agreement if such determination is set forth in an officer’s certificate signed by an officer of the Issuer and meeting the requirements set forth in the Second Lien Agreement delivered to such provider; provided, however, that such determination will not affect whether or not the Issuer has complied with its undertakings in the Second Lien Agreement, any related second lien security documents or the Intercreditor Agreement.

(c)           If the Issuer or any guarantor of the Permitted Subordinated Notes Refinancing Indebtedness (each, a “Second Lien Guarantor”) is subject to any insolvency or liquidation proceeding, the Second Lien Secured Parties will agree that:

(i)            if the Collateral Agent shall desire to permit the use of cash collateral or to permit the Issuer or any Second Lien Guarantor to obtain financing under Section 363 or Section 364 of Title 11 of the United States Code or any similar provision in any bankruptcy law (“DIP Financing”), then the Second Lien Secured Parties agree not to object to such use of cash collateral or DIP Financing and will not request adequate protection or any other relief in connection therewith (except to the extent permitted by the clause (v) below) and, to the extent the Liens securing the Obligations are subordinated or pari passu with such DIP Financing, will subordinate its Liens in the Shared Collateral to such DIP Financing (and all obligations relating thereto) on the same basis as they are subordinated to the Obligations;

(ii)           they will not object to, and will not otherwise contest any motion for relief from the automatic stay or from any injunction against foreclosure or enforcement in respect of the Obligations made by the Collateral Agent or any Secured Party;

(iii)          they will not object to, and will not otherwise contest any order relating to a sale of assets of the Issuer or any Second Lien Guarantor for which the Collateral Agent has consented that provides, to the extent the sale is to be free and clear of Liens, that the Liens securing the Obligations and the Permitted Subordinated Notes Refinancing Indebtedness will attach to the proceeds of the sale on the same basis of priority as the existing Liens in accordance with the Intercreditor Agreement;

(iv)          until the payment in full of the Obligations, none of them will seek relief from the automatic stay or any other stay in any insolvency or liquidation proceeding in respect of the Shared Collateral, without the prior written consent of the Collateral Agent and the requisite Lenders under the Credit Agreement;

(v)           none of them shall contest (or support any other Person contesting) (A) any request by the Collateral Agent or the Lenders for adequate protection or (B) any objection by the Collateral Agent or the Lenders to any motion, relief, action or proceeding based on the Collateral Agent’s or the Lenders’ claiming a lack of adequate protection.  Notwithstanding the foregoing, in any insolvency or liquidation proceeding, (x) if the Lenders (or any subset thereof) are granted adequate protection in the form of additional collateral in connection with any DIP Financing or use of cash collateral under Section 363 or Section 364 of Title 11 of the United States Bankruptcy Code or any similar law, then the Second Lien Holder (1) may seek or request adequate protection in the form of a replacement Lien on such additional collateral, which Lien is subordinated to the Liens securing the Obligations and such DIP Financing (and all obligations relating thereto) on the same basis as the other Liens securing the Permitted Subordinated Notes Refinancing Indebtedness are so subordinated to the Liens securing Obligations under the Intercreditor Agreement and (2) agrees that it will not seek or request, and will not accept, adequate protection in any other form, and (y) in the event the Second Lien Holder seeks or requests adequate protection and such adequate protection is granted in the form of additional collateral, then the Second Lien Secured Parties agree that the Secured Parties shall also be granted a senior Lien on such additional collateral as security for the applicable Obligations and any such DIP Financing and that any Lien on such additional collateral securing the Permitted Subordinated Notes Refinancing Indebtedness shall be subordinated to the Liens on such collateral securing the Obligations and any such DIP Financing (and all obligations relating thereto) and any other Liens granted to the Secured Parties as adequate protection on the same basis as the other Liens securing the Permitted Subordinated Notes Refinancing Indebtedness are so subordinated to such Liens securing Obligations under the Intercreditor Agreement; and

(vi)          until the payment in full of the Obligations, the Second Lien Holder, on behalf of itself and each other Second Lien Secured Party, (A) will not assert or enforce any claim under Section 506(c) of the United States Bankruptcy Code senior to or on a parity with the Liens securing the Obligations for costs or expenses of preserving or disposing of any collateral, and (B) will waive any claim it may have arising out of the election by any Secured Party of the application of Section 1111(b)(2) of the United States Bankruptcy Code.